CREDIT AGREEMENT - SUPPLY REFINANCING FACILITY

                   CREDIT AGREEMENT, dated as of February 21, 2003, among ALLEGHENY ENERGY SUPPLY COMPANY, LLC, a Delaware limited liability company (the "Borrower"), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Refinancing Lenders (the "Initial Refinancing Lenders"), the bank listed on the signature pages hereof as the Initial Refinancing Issuing Bank (the "Initial Refinancing Issuing Bank" and, together with the Initial Refinancing Lenders, the "Initial Refinancing Lender Parties"), and Citibank, N.A. ("Citibank"), as Refinancing Lender Agent (together with any successor Refinancing Lender Agent appointed pursuant to Article VII, the "Refinancing Lender Agent") for the Refinancing Lender Parties.

PRELIMINARY STATEMENTS

                   (1)     As of the date hereof, the Borrower is indebted to certain banks and financial institutions (the "Existing Lenders") pursuant to one or more of the agreements listed in Part A of Schedule II (collectively, the "Existing Lender Debt Documents"), and the aggregate principal amount owed as of the date hereof to each Existing Lender under the Existing Lender Debt Documents is set forth in Part B of Schedule II opposite the name of such Existing Lender (all such amounts, collectively, the "Existing Lender Debt").

                   (2)     As of the date hereof, one or more letters of credit, as listed in Part C of Schedule II (collectively, the "Existing Letters of Credit") have been issued for the account of the Borrower, and the amount as of the date hereof available for drawing(s) under each Existing Letter of Credit is set forth in Part D of Schedule II opposite such Existing Letter of Credit.

                   (3)     The Borrower has requested that the Initial Refinancing Lender Parties establish (a) a secured loan facility initially in the aggregate amount of $893,367,758.00 in favor of the Borrower, with up to $200,000,000 thereof to be made available in the form of Letters of Credit (as hereinafter defined) at any time (the "Secured Loan Facility"), and (b) an unsecured loan facility initially in the aggregate amount of $94,289,457.77 in favor of the Borrower (the "Unsecured Loan Facility"), each to refinance the Existing Lender Debt, to refinance $10,000,000 of existing indebtedness of the Parent (as hereinafter defined) owed to Southwest Bank under a Line of Credit Promissory Note dated February 29, 2000 (the "Existing AYE Debt") and, with respect to the Secured Loan Facility only, to issue Letters of Credit from time to time and/or to assume upon the Refinancing Closing (as hereinafter defined) all obligations of the issuer with respect to the Existing Letters of Credit. The Initial Refinancing Lender Parties have indicated their willingness to provide such financing on the terms and conditions of this Agreement and the other Financing Documents (as hereinafter defined).

                   (4)     Pursuant to a Common Terms Agreement, dated as of the date hereof (the "Common Agreement"), among the Borrower, the other Grantors, the Initial New Money Lenders, the New Money Lender Agent, the Initial Refinancing Lenders, the Initial Refinancing Issuing Bank, the Refinancing Lender Agent, the Initial Springdale Lenders, the Springdale Lender Agent, the Syndication Agent and the Documentation Agent (each as defined therein), the Borrower and the other Grantors have made certain representations, covenants and undertakings for the benefit of the Bank Lender Parties (as defined therein).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

                   SECTION 1.01.     Certain Defined Terms.  Except as otherwise defined in this Agreement, capitalized terms used in this Agreement but not defined herein shall have the meanings assigned thereto in Appendix A to the Common Agreement. In addition, the following terms shall have the following meanings:

"Advance" means a Loan Advance or a Letter of Credit Advance.
"Agreement" means this Credit Agreement.

                   "Applicable Lending Office" means, with respect to each Refinancing Lender Party, such Refinancing Lender's Domestic Lending Office in the case of a Base Rate Advance and such Refinancing Lender Party's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

"Applicable Margin" means:
(a) as of any date after the Repricing Date with respect to Unsecured Loan Advances, 10.50% per annum; and

                   (b)     as of any date with respect to (i) Unsecured Loan Advances on or prior to the Repricing Date and (ii) Secured Loan Advances, a percentage per annum determined by reference to the Rating Level in effect on such date, as set forth below:

Rating Level	Applicable Margin For Base Rate Advances	Applicable Margin For Eurodollar Rate Advances
Level 1	4.00%	5.00%
Level 2	4.50%	5.50%
Level 3	5.00%	6.00%

                   "Assignment and Acceptance" means an assignment and acceptance entered into by a Refinancing Lender and an Eligible Assignee, and accepted by the Refinancing Lender Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C.

"Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate; and
(b) the Federal Funds Rate plus 0.5%.
"Base Rate Advance" means an Advance that bears interest as provided in Section 2.09(a)(i).

                   "Blocking Notice" means, with respect to any Funded Exchange and any Event of Default, a written notice issued by the Required Refinancing Lenders to the Refinancing Lender Agent notifying the Refinancing Lender Agent that such Funded Exchange shall not occur as a result of such Event of Default.

"Borrower" has the meaning set forth in the recital of parties to this Agreement.
"Borrowing" means a Secured Borrowing or an Unsecured Borrowing.
"Citibank" has the meaning set forth in the recital of parties to this Agreement.
"Commitments" means, collectively, the Refinancing Commitments and the Letter of Credit Commitments of each Refinancing Lender Party.
"Common Agreement" has the meaning set forth in Preliminary Statement (4) of this Agreement.

                   "Continuation", "Continue" and "Continued" each refer to a continuation of Eurodollar Rate Advances upon the expiration of the Interest Period therefor as Eurodollar Rate Advances of the same or a different Interest Period pursuant to Section 2.05.

"Conversion", "Convert" and "Converted" each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.05, 2.12 or 2.13.

                   "Credit Rating" means, as of any date, the credit rating then in effect by S&P or Moody's, as the case may be, for the long-term senior unsecured non-credit enhanced Debt of the Borrower, as demonstrated by written evidence delivered to the Refinancing Lender Agent which is in form and substance reasonably satisfactory to the Refinancing Lender Agent.

                    "Domestic Lending Office" means, with respect to any Refinancing Lender Party, the office of such Refinancing Lender Party specified as its "Domestic Lending Office" opposite its name on Schedule I or in the Assignment and Acceptance pursuant to which it became a Refinancing Lender Party, as the case may be, or such other office of such Refinancing Lender Party as such Refinancing Lender Party may from time to time specify to the Borrower and the Refinancing Lender Agent.

"Eurocurrency Liabilities" has the meaning set forth in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                   "Eurodollar Lending Office" means, with respect to any Refinancing Lender Party, the office of such Refinancing Lender Party specified as its "Eurodollar Lending Office" opposite its name on Schedule I or in the Assignment and Acceptance pursuant to which it became a Refinancing Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Refinancing Lender Party as such Refinancing Lender Party may from time to time specify to the Borrower and the Refinancing Lender Agent.

                   "Eurodollar Rate" means, with respect to any Interest Period for all Eurodollar Rate Advances comprising part of the same Funding, the rate per annum obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1.00 minus the Eurodollar Rate Reserve Percentage.

"Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 2.09(a)(ii).

                   "Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances comprising part of the same Funding means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

"Exchange" means a Funded Exchange or an Unfunded Exchange, as the context requires.
"Existing AYE Debt" has the meaning set forth in Preliminary Statement (3) of this Agreement.
"Existing Lender Debt" has the meaning set forth in Preliminary Statement (1) of this Agreement.
"Existing Lender Debt Documents" has the meaning set forth in Preliminary Statement (1) of this Agreement.
"Existing Lenders" has the meaning set forth in Preliminary Statement (1) of this Agreement.
"Existing Letters of Credit" has the meaning set forth in Preliminary Statement (2) of this Agreement.
"Facility" means the Secured Loan Facility or the Unsecured Loan Facility.

                   "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Refinancing Lender Agent from three Federal funds brokers of recognized standing selected by it.

"Final Maturity Date" means the earlier of (a) April 18, 2005 and (b) the date of acceleration of all outstanding Advances and termination in whole of the Commitments pursuant to Section 6.01.
"Funded Exchange" has the meaning set forth in Section 2.01(d)(i).
"Funding" means (a) each Borrowing or (b) the making of Letter of Credit Advances of the same Type upon a Funded Exchange.
"Granting Lender" has the meaning set forth in Section 8.07(h).
"Indemnified Costs" has the meaning set forth in Section 7.05(a).
"Indemnified Party" has the meaning set forth in Section 8.04(b).
"Initial Extension of Credit" means each of the Borrowings and the assumption of the Existing Letters of Credit hereunder.
"Initial Refinancing Issuing Bank" has the meaning set forth in the recital of parties to this Agreement.
"Initial Refinancing Lender Parties" has the meaning set forth in the recital of parties to this Agreement.
"Initial Refinancing Lenders" has the meaning set forth in the recital of parties to this Agreement.

                   "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Funding, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, as the case may be, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two or three months, as the Borrower may, upon notice received by the Refinancing Lender Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after the date specified in clause (a) of the definition of "Final Maturity Date";
(b) without prejudice to Section 2.05(a), Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Funding shall be of the same duration;

                   (c)     whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

                   (d)     whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

                   (e)     the Borrower may not select any Interest Period with a duration of two or three months until the later of (i) the date on which the Borrower has satisfied its obligations under Section 5.01(t)(iv) of the Common Agreement and (ii) the date on which all of the Refinancing Obligations, all Obligations under the Springdale Tranche A Facility and the Springdale Tranche C Facility (each as defined in the Security Agreement) and all of the Noteholder Obligations are secured by the Group Assets and the Springdale Assets pursuant to the Collateral Documents.

                   "Issuance" means (a) the issuance of any new Letter of Credit, (b) the assumption of any Existing Letter of Credit and (c) any L/C Exposure Amendment; and the terms "Issue" and "Issued" shall be interpreted accordingly.

                   "L/C Exposure" means with respect to any Letter of Credit outstanding at any time and (a) the Refinancing Issuing Bank, the Available Amount under such Letter of Credit at such time and (b) any Refinancing Lender at any time, an amount equal to such Refinancing Lender's Pro Rata Share of the Available Amount of such Letter of Credit.

                   "L/C Exposure Amendment" means, with respect to any existing Letter of Credit, (a) any extension or renewal to the term of such Letter of Credit or (b) any amendment, supplement or other modification thereto which results, in each case, in an increase in the Available Amount of such Letter of Credit.

"L/C Related Documents" shall have the meaning set forth in Section 2.11(e)(i).
"Letter of Credit Advance" means an advance made by the Refinancing Issuing Bank or any Refinancing Lender pursuant to Section 2.03(a) or 2.11.

                   "Letter of Credit Agreement" means such application and agreement for letter of credit as the Refinancing Issuing Bank may specify to the Borrower for use in connection with each requested Letter of Credit.

                   "Letter of Credit Commitment" means, with respect to the Refinancing Issuing Bank or any Refinancing Lender at any time, the amount set forth opposite the Refinancing Issuing Bank's or Refinancing Lender's name on Schedule I under the caption "Letter of Credit Commitment" or, if the Refinancing Issuing Bank or Refinancing Lender has entered into an Assignment and Acceptance, set forth for the Refinancing Issuing Bank or Refinancing Lender, as the case may be, in the Register maintained by the Refinancing Lender Agent pursuant to Section 8.07(e) as the Refinancing Issuing Bank's or Refinancing Lender's, as the case may be, "Letter of Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.06 or 6.01.

                   "Letter of Credit Facility" means, at any time, an amount equal to the lesser of (a) the amount of the Refinancing Issuing Bank's Letter of Credit Commitment at such time and (b) the amount equal to the aggregate Letter of Credit Commitments of all Refinancing Lenders at such time.

                   "Letters of Credit" means, collectively, each letter of credit issued, and each Existing Letter of Credit the obligations of the issuer of which have been assumed, by the Refinancing Issuing Bank pursuant to Section 2.01(c) or (d).

                   "LIBOR" means, for any applicable Interest Period with respect to all Eurodollar Rate Advances comprising part of the same Funding, the British Bankers' Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Banker's Association for the display of such Association's Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided that if the Refinancing Lender Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Refinancing Lender Agent to be the average (rounded upward, if necessary, to the nearest 1/1000th of 1%) of the rates per annum at which deposits in Dollars are offered to the Refinancing Lender Agent two Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Advance of Citibank (in its capacity as a Refinancing Lender); provided further that, notwithstanding the foregoing, with respect to (a) the Secured Loan Advances, until the date on which the Borrower has satisfied its obligations under Section 5.01(t)(iv) of the Common Agreement, LIBOR shall not be less than 2.00% per annum and (b) the Unsecured Loan Advances, LIBOR shall not be less than 2.00% per annum.

"Loan Advance" means a Secured Loan Advance or an Unsecured Loan Advance.
"Moody's" means Moody's Investors Service, Inc.

                   "Note" means a promissory note of the Borrower payable to the order of any Refinancing Lender in substantially the form of Exhibit A, evidencing the aggregate indebtedness of the Borrower to such Refinancing Lender resulting from Advances made by such Refinancing Lender hereunder.

"Notice of Conversion/Continuation" has the meaning set forth in Section 2.05(b).
"Notice of Exchange" has the meaning set forth in Section 2.03(c)(i).
"Notice of Refinancing" has the meaning set forth in Section 2.02(a).
"Notice of Utilization" means the Notice of Refinancing or a Notice of Exchange, as the context requires.
"Other Taxes" has the meaning set forth in Section 2.14(b).

                   "Pro Rata Share" of any amount means, with respect to any Refinancing Lender at any time, and (a) the Secured Loan Facility or the Letter of Credit Facility, the product of such amount times a fraction the numerator of which is the amount of such Refinancing Lender's Secured Refinancing Commitment or Letter of Credit Commitment, as applicable, at such time (or, if such commitments shall have been terminated pursuant to Section 2.06 or 6.01, the aggregate principal amount of the outstanding Secured Loan Advances owing to such Refinancing Lender plus the L/C Exposure of such Refinancing Lender with respect to all outstanding Letters of Credit, in each case, at such time) and the denominator of which is the aggregate of the Secured Refinancing Commitments and Refinancing Letter of Credit Commitments of all Refinancing Lenders at such time (or, if such commitments shall have been terminated pursuant to Section 2.06 or 6.01, the aggregate principal amount of the outstanding Secured Loan Advances owing to all Refinancing Lenders plus the Available Amount of all outstanding Letters of Credit, in each case, at such time) and (b) the Unsecured Loan Facility, the product of such amount times a fraction the numerator of which is the amount of such Refinancing Lender's Unsecured Refinancing Commitment at such time (or, if such commitment shall have been terminated pursuant to Section 2.06 or 6.01, the aggregate principal amount of the outstanding Unsecured Loan Advances owing to such Refinancing Lender at such time) and the denominator of which is the aggregate of the Unsecured Refinancing Commitments of all Refinancing Lenders at such time (or, if such commitments shall have been terminated pursuant to Section 2.06 or 6.01, the aggregate principal amount of the outstanding Unsecured Loan Advances owing to all Refinancing Lenders).

                   "Rating Level" means, with respect to any date, any of the following levels (with Level 1 being the "highest" of such Rating Levels and Level 3 being the "lowest"), as determined by reference to the Credit Ratings, if any, on such date issued by S&P and Moody's:

Rating Level:	Credit Rating:
Level 1	BB+/Ba1 or higher
Level 2	BB/Ba2
Level 3	BB-/Ba3 or lower

provided that (a) if on any day the Credit Ratings established by S&P and Moody's fall within different Rating Levels, the Rating Level for such day shall be determined by reference to the lower of such Credit Rating; (b) if on any day neither of, or only one of, S&P and Moody's shall have in effect a Credit Rating, the Applicable Margin shall be determined by reference to Level 3; (c) if any Credit Rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is notified in writing to the Borrower, or is announced publicly, by the rating agency making such change; and (d) if S&P or Moody's shall change the basis on which ratings are established, each reference to a Credit Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

"Refinancing Commitment" means a Secured Refinancing Commitment or an Unsecured Refinancing Commitment.
"Refinancing Issuing Bank" means the Initial Refinancing Issuing Bank and each Person that shall become a Refinancing Issuing Bank hereunder pursuant to Section 8.07.
"Refinancing Lender" means each Initial Refinancing Lender and each Person that shall become a Refinancing Lender hereto pursuant to Section 8.07.
"Refinancing Lender Agent" has the meaning set forth in the recital of parties to this Agreement.

                   "Refinancing Lender Agent's Account" means the account of the Refinancing Lender Agent maintained by the Refinancing Lender Agent with Citibank, N.A., at its office at 399 Park Avenue, New York, New York (ABA No. 021000089), Account No. 36852248, Reference: Allegheny Energy Supply Company, LLC - Refinancing Facility, or such other account as the Refinancing Lender Agent shall specify in writing to the Refinancing Lender Parties.

"Register" has the meaning set forth in Section 8.07(e).

                   "Repricing Date" means the earlier of (a) July 31, 2003 and (b) the date on which the Borrower has delivered to each Representative Agent an Officer's Certificate (i) attaching (A) a copy of the audited Consolidated annual financial statements of the Borrower and its Subsidiaries dated December 31, 2002 and interim Consolidated financial statements (consolidated balance sheets and income statements) of the Borrower and its Subsidiaries dated as of March 31, 2003 (in each case, as filed with the Securities and Exchange Commission) and (B) a copy of the letter of Price WaterhouseCoopers or other independent public accountants for the Borrower acceptable to the Required Lenders included in such audited financial statements, (ii) certifying that the copies of such financial statements fairly present the financial condition of the Borrower and its Subsidiaries as of the date of such financial statements and the results of operations of the Borrower and its Subsidiaries for the period indicated in such financial statements, all in accordance with GAAP and, subject, in the case of the interim Consolidated financial statements dated as of March 31, 2003, to normal year-end audit adjustments and the absence of footnotes, and (iii) certifying as to the amount (as of the date on which the Liens referred to in clause (iv) below are perfected) which is equal to 30% of the consolidated assets (as determined for purposes of the Bond Lien Basket Provisions) of the Borrower, as determined in accordance with GAAP, (iv) attaching certified copies of the resolutions of the Board of Directors of each Loan Party authorizing the execution, delivery and performance of any Collateral Documents to which it is a party and which are necessary to create, perfect and protect the liens and security interests, subject to the PCB Liens and with the applicable priorities set forth in Section 2.02 of the Security Agreement, in the Collateral securing the Unsecured Loan Advances which may, based upon the interim Consolidated financial statements referred to in clause (i)(A) above and the certification in clause (iii) above, become Secured Loan Advances (and constitute Bond Lien Basket Debt) in accordance with Section 2.15; and (v) certifying that the conditions specified in Section 2.01(b) of the Security Agreement relating to the securing of such Unsecured Loan Advances have been satisfied.

                   "Required Refinancing Lenders" means, at any time, Refinancing Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time and (b) the aggregate L/C Exposure on all Letters of Credit outstanding at such time, or, if no such principal amount and no Letters of Credit are outstanding at such time, Refinancing Lenders holding at least a majority in interest of the aggregate of the Refinancing Commitments.

"Secured Borrowing" means the borrowing consisting of simultaneous Secured Loan Advances made by the Refinancing Lenders pursuant to Section 2.01(a).

                   "Secured Loan Advances" means loan advances by Refinancing Lenders to the Borrower pursuant to Section 2.01(a) and Letter of Credit Advances in each case, as the principal amount thereof is increased in accordance with Section 2.01 of the Security Agreement on each Recalculation Date, as contemplated in Section 2.15.

"Secured Loan Facility" has the meaning set forth in Preliminary Statement (3) of this Agreement.

                   "Secured Refinancing Commitment" means, with respect to any Refinancing Lender at any time, the amount set forth opposite such Refinancing Lender's name on Schedule I under the caption "Secured Refinancing Commitment" or, if such Refinancing Lender has entered into one or more Assignment and Acceptances on or prior to such time, set forth for such Refinancing Lender in the Register maintained by the Refinancing Lender Agent pursuant to Section 8.07(e) as such Refinancing Lender's "Secured Refinancing Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.06 or 6.01.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.
"SPV" shall have the meaning provided in Section 8.07(h).
"Taxes" has the meaning set forth in Section 2.14(a).
"Termination Date" means the earlier of February 28, 2003 and the date of termination in whole of the Refinancing Commitments pursuant to Section 6.01.
"Type" refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.
"Unfunded Exchange" has the meaning set forth in Section 2.01(d)(ii).

                   "Unsecured Borrowing" means the borrowing consisting of simultaneous Unsecured Loan Advances made by the Refinancing Lenders pursuant to Section 2.01(b), as the principal amount thereof is decreased in accordance with Section 2.01 of the Security Agreement on each Recalculation Date, as contemplated in Section 2.15.

"Unsecured Loan Advance" means a loan advance by a Refinancing Lender to the Borrower pursuant to Section 2.01(b).
"Unsecured Loan Facility" has the meaning set forth in Preliminary Statement (3) of this Agreement.

                   "Unsecured Refinancing Commitment" means, with respect to any Refinancing Lender at any time, the amount set forth opposite such Refinancing Lender's name on Schedule I under the caption "Unsecured Refinancing Commitment" or, if such Refinancing Lender has entered into one or more Assignment and Acceptances on or prior to such time, set forth for such Refinancing Lender in the Register maintained by the Refinancing Lender Agent pursuant to Section 8.07(e) as such Refinancing Lender's "Unsecured Refinancing Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.06 or 6.01.

                   SECTION 1.02.     Principles of Interpretation.  This Agreement and the Schedules and Exhibits hereto, except to the extent that the context otherwise requires, shall be subject to the same principles of interpretation as are set forth in Section 1.02 of the Common Agreement.

ARTICLE II AMOUNTS AND TERMS OF THE BORROWINGS, THE LETTERS OF CREDIT AND EXCHANGES

                   SECTION 2.01.     The Borrowings and the Letters of Credit.  (a)  Secured Loan Advances. Each Refinancing Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single secured loan advance to the Borrower upon the Refinancing Closing (which shall occur on any Business Day during the period from the date hereof until the Termination Date) in an amount equal to (i) such Refinancing Lender's Secured Refinancing Commitment, minus (ii) such Refinancing Lender's Pro Rata Share of the aggregate Available Amount of all Existing Letters of Credit being assumed on such day pursuant to Section 2.01(c); provided that (A) each of the Borrowings and the initial Issuance of Letters of Credit (and assumption by the Refinancing Issuing Bank of the Existing Letters of Credit) shall occur on the same date and (B) all Secured Loan Advances shall, subject to Section 2.05, be Base Rate Advances. The Secured Borrowing shall consist of Secured Loan Advances made simultaneously by the Refinancing Lenders ratably according to their respective Secured Refinancing Commitments. If the Secured Borrowing does not occur on or prior to the Termination Date, all obligations of the Refinancing Lenders herein to make Advances and of the Refinancing Issuing Bank to Issue Letters of Credit and assume the Existing Letters of Credit shall immediately and permanently terminate in accordance with Section 2.06.

                   (b)     Unsecured Loan Advances. Each Refinancing Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single unsecured loan advance to the Borrower upon the Refinancing Closing (which shall occur on any Business Day during the period from the date hereof until the Termination Date) in an amount equal to (i) such Refinancing Lender's Unsecured Refinancing Commitment; provided that (A) each of the Borrowings and the initial Issuance of Letters of Credit (and assumption by the Refinancing Issuing Bank of the Existing Letters of Credit) shall occur on the same date and (B) all Unsecured Loan Advances shall, subject to Section 2.05, be Base Rate Advances. The Unsecured Borrowing shall consist of Unsecured Loan Advances made simultaneously by the Refinancing Lenders ratably according to their respective Unsecured Refinancing Commitments. If the Unsecured Borrowing does not occur on or prior to the Termination Date, all obligations of the Refinancing Lenders herein to make Advances and of the Refinancing Issuing Bank to Issue Letters of Credit and assume the Existing Letters of Credit shall immediately and permanently terminate in accordance with Section 2.06(a).

                   (c)     Assumption of Existing Letters of Credit. The Refinancing Issuing Bank agrees, on the terms and conditions hereinafter set forth, to assume the Existing Letters of Credit for the account of the Borrower upon the Refinancing Closing (which shall occur on any Business Day during the period from the date hereof until the Termination Date) in an aggregate Available Amount for all Existing Letters of Credit assumed on such date (i) not to exceed the Letter of Credit Facility on such date and (ii) which, together with the Secured Borrowing, does not exceed the aggregate of the Secured Refinancing Commitments of the Refinancing Lenders; provided that each of the Borrowings and the initial Issuance of Letters of Credit (and assumption by the Refinancing Issuing Bank of the Existing Letters of Credit) shall occur on the same date; provided further that unless each of the Borrowings shall occur on or before the Termination Date, no Existing Letters of Credit shall be assumed or Letters of Credit Issued, and the Letter of Credit Facility shall be terminated, in full on the Termination Date.

                   (d)     Exchanges. The Refinancing Issuing Bank and each Refinancing Lender severally agree, on the terms and conditions hereafter set forth, from time to time (i) to exchange Letters of Credit and L/C Exposure, respectively, for Letter of Credit Advances (which shall, subject to Section 2.05, be Base Rate Advances) in accordance with Section 2.03(a) (each, a "Funded Exchange") and (ii) to exchange Advances comprising the same Funding for Letters of Credit and L/C Exposure, respectively, in accordance with Section 2.03(b) (each, an "Unfunded Exchange"); provided that no Unfunded Exchange shall result in the Issuance of a Letter of Credit after the 60th day prior to the date specified in clause (a) of the definition of "Final Maturity Date" and provided further that the aggregate of the Available Amount for all Letters of Credit outstanding at any time shall not exceed the Letter of Credit Facility at such time.

                   (e)     Expiration Dates for Letters of Credit. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) occurring after the date that is five days before the date specified in clause (a) of the definition of "Final Maturity Date."

                   (f)     Participation by Refinancing Lenders. Upon the assumption of the Existing Letters of Credit at the time of the Refinancing Closing and upon Issuance of each other Letter of Credit pursuant to an Unfunded Exchange, each Refinancing Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Refinancing Issuing Bank, without recourse, a participation in such Letter of Credit equal to such Refinancing Lender's L/C Exposure with respect to such Letter of Credit; provided that such participation by each Refinancing Lender in each Letter of Credit shall be terminated upon, and to the extent of, any Letter of Credit Advance made by such Refinancing Lender with respect to such Letter of Credit pursuant to Section 2.03(a) or 2.11. Each such participation by a Refinancing Lender shall be deemed to utilize its Letter of Credit Commitment by an amount equal to the amount of such participation.

                   SECTION 2.02.     Initial Extension of Credit.  (a)  The Initial Extension of Credit shall be made on notice, given not later than 10:00 a.m. (New York City time) on the proposed date of the Initial Extension of Credit (which shall be a Business Day), by the Borrower to the Refinancing Lender Agent, which shall give to each Refinancing Lender prompt notice thereof by telecopier or electronic mail. Such notice of the Initial Extension of Credit (a "Notice of Refinancing") shall be by telephone, confirmed immediately in writing, or telecopier or electronic mail, in substantially the form of Exhibit B, specifying therein (i) the requested date of the Initial Extension of Credit (which shall be a Business Day), (ii) with respect to any Borrowing, the requested amount of such Borrowing and the Facility under which such Borrowing is to be made, and (iii) with respect to each Existing Letter of Credit to be assumed, if any, the requested (A) Available Amount of such Letter of Credit (which shall not be less than $100,000), (B) expiration date of such Letter of Credit (which shall be a Business Day), (C) name and address of the beneficiary of such Letter of Credit and (D) form of such Letter of Credit; and the Notice of Refinancing shall be accompanied by a Letter of Credit Agreement with respect to each such Letter of Credit, or shall include a statement that no Existing Letters of Credit shall be assumed on such date.

                   (b)     Subject to Section 2.02(d), with respect to each Borrowing, each Refinancing Lender shall, before 12:00 noon (New York City time) on the date of the Initial Extension of Credit, make available for the account of its Applicable Lending Office to the Refinancing Lender Agent at the Refinancing Lender Agent's Account, in immediately available funds, such Refinancing Lender's ratable portion of such Borrowing in accordance with the respective Refinancing Commitments of the Refinancing Lenders under the applicable Facility. After the Refinancing Lender Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.01, the Refinancing Lender Agent will make such funds available to the Borrower by distributing such funds in accordance with the Funds Flow Memorandum.

                   (c)     With respect to each Existing Letter of Credit to be assumed on the Closing Date, if the requested form of such Letter of Credit is acceptable to the Refinancing Issuing Bank in its sole discretion, the Refinancing Issuing Bank will, upon fulfillment of the conditions set forth in Section 3.01 (the fulfillment of which the Refinancing Issuing Bank shall have no duty to ascertain), assume such Letter of Credit.

                   (d)     Each Initial Refinancing Lender shall be required to make available to the Refinancing Lender Agent its ratable portion of each Borrowing pursuant to Section 2.02(b) only to the extent, if any, that (i) with respect to the Secured Borrowing, (A) the principal amount of the Secured Loan Advance to be made by such Initial Refinancing Lender as part of such Borrowing exceeds (B) an amount equal to (1) the principal amount of the Existing Lender Debt and the Existing AYE Debt, if any, owed to such Initial Refinancing Lender (but solely in its capacity as an Existing Lender under the Existing Lender Debt Documents or as the lender of the Existing AYE Debt) as of the Refinancing Closing, minus (2) the principal amount of the Unsecured Loan Advance to be made by such Initial Refinancing Lender as part of the Initial Extension of Credit; and (ii) with respect to the Unsecured Borrowing, (A) the principal amount of the Unsecured Loan Advance to be made by such Initial Refinancing Lender as part of the Initial Extension of Credit exceeds (B) an amount equal to (1) the principal amount of the Existing Lender Debt and the Existing AYE Debt, if any, owed to such Initial Refinancing Lender (but solely in its capacity as an Existing Lender under the Existing Lender Debt Documents or as the lender of the Existing AYE Debt) as of the Refinancing Closing, minus (2) the principal amount of the Secured Loan Advance to be made by such Initial Refinancing Lender as part of the Initial Extension of Credit. Upon the Refinancing Closing, the principal amount of the Existing Lender Debt and the Existing AYE Debt, if any, owed to each Initial Refinancing Lender shall be deemed to have been repaid with Advances made by such Initial Refinancing Lender as part of the Initial Extension of Credit.

                   (e)     The failure of any Refinancing Lender to make any Loan Advance to be made by it as part of the Initial Extension of Credit, and the failure of the Refinancing Issuing Bank to assume any Existing Letter of Credit as part of the Initial Extension of Credit, shall not relieve any other Refinancing Lender of its obligation, if any, hereunder to make any of its Loan Advances, or of the Refinancing Issuing Bank to assume such Existing Letter of Credit, as the case may be, on the date of the Initial Extension of Credit, but no Refinancing Lender Party shall be responsible for the failure of any other Refinancing Lender Party to make any Loan Advance (in the case of a Refinancing Lender) or to assume the requested Existing Letters of Credit (in the case of the Refinancing Issuing Bank) required of such other Refinancing Lender Party on the date of the Initial Extension of Credit.

                   SECTION 2.03.     Making Exchanges.  (a)  Letters of Credit and L/C Exposure for Letter of Credit Advances.  Other than an expiration or termination occurring on the fifth day before the date specified in clause (a) of the definition of "Final Maturity Date," if a Letter of Credit shall expire or terminate without the Refinancing Issuing Bank receiving drawing requests thereunder for the full Available Amount thereof, unless (A) the Borrower has notified the Refinancing Lender Agent to the contrary no later than three Business Days prior to such expiration or termination, on such expiration or termination, subject to the satisfaction or waiver of the conditions in Section 3.02 (the satisfaction or waiver of which the Refinancing Issuing Bank has no duty to ascertain) or (B) an Event of Default has occurred and is continuing and the Refinancing Lender Agent has received a Blocking Notice (which has not been rescinded) prior to the date of such Exchange, the L/C Exposure of each Refinancing Lender with respect to such Letter of Credit shall be Exchanged for a Letter of Credit Advance (which shall, subject to Section 2.05, be a Base Rate Advance) by such Refinancing Lender in the principal amount equal to its L/C Exposure with respect to such Letter of Credit and proceeds of such Letter of Credit Advances shall be made available to the Borrower in accordance with Section 2.03(a)(iv).

                   (ii)     If the Available Amount of any Letter of Credit shall be reduced without the Refinancing Issuing Bank receiving a drawing request in respect of such reduction, unless (A) the Borrower has notified the Refinancing Lender Agent to the contrary no later than three Business Days prior to such reduction, on the date of such reduction, subject to the satisfaction or waiver of the terms and conditions in Section 3.02 (the satisfaction or waiver of which the Refinancing Issuing Bank has no duty to ascertain) or (B) an Event of Default has occurred and is continuing and the Refinancing Lender Agent has received a Blocking Notice (which has not been rescinded) prior to the date of such Exchange, the L/C Exposures of the Refinancing Lenders corresponding, in the aggregate, to such reduction shall be Exchanged for a Letter of Credit Advance (which shall, subject to Section 2.05, be a Base Rate Advance) by each Refinancing Lender in the principal amount equal to its Pro Rata Share of such reduction and proceeds of such Letter of Credit Advances shall be made available to the Borrower in accordance with Section 2.03(a)(iv).

                   (iii)     If any Letter of Credit is drawn upon, the L/C Exposure of the Refinancing Issuing Bank corresponding in the aggregate to the amount drawn shall be automatically Exchanged for a Letter of Credit Advance by the Refinancing Issuing Bank in an amount equal to the amount of such drawing on the date such drawing, as provided in Section 2.11(c).

                   (iv)     In the case of each Funded Exchange pursuant to clause (i) or (ii) of this Section 2.03(a), each Refinancing Lender shall, before 11:00 a.m. (New York City time) on the date of such Exchange, make available for the account of its Applicable Lending Office to the Refinancing Lender Agent at the Refinancing Lender Agent's Account, in immediately available funds, such Refinancing Lender's ratable portion of the Letter of Credit Advances to be made with respect to such Exchange in accordance with the respective Letter of Credit Commitments of the Refinancing Lenders. After the Refinancing Lender Agent's receipt of such funds and upon fulfillment of the applicable conditions in Article III, the Refinancing Lender Agent will make such funds available to the Borrower by crediting the Controlled Account previously specified by the Borrower in writing to the Refinancing Lender Agent for such purpose provided that, (A) if an Event of Default has occurred and is continuing, unless the Required Refinancing Lenders notify the Refinancing Lender Agent otherwise prior to the date of such Exchange, proceeds of all Letter of Credit Advances relating thereto shall not be made available to the Borrower by the Refinancing Lender Agent but shall be paid by the Refinancing Lender Agent to the Collateral Agent for deposit in the Cash Collateral Account (Refinancing Lenders) and maintained on deposit in such account until the Business Day next succeeding the date on which the Refinancing Lender Agent (acting on the instructions of the Required Refinancing Lenders) instructs the Collateral Agent to (1) release such proceeds to the Borrower or (2) return such proceeds to the Refinancing Lender Agent for application in accordance with Section 2.03(a)(vii); (B) in the case of a Funded Exchange pursuant to Section 2.03(a)(i) with respect to any Letter of Credit which has terminated or expired, unless the Refinancing Lender Agent has been notified by the Refinancing Issuing Bank that the Refinancing Issuing Bank has received the original of such Letter of Credit on or prior to such Exchange, proceeds of all Letter of Credit Advances relating thereto shall not be made available to the Borrower by the Refinancing Lender Agent but shall be paid by the Refinancing Lender Agent to the Collateral Agent for deposit in the Cash Collateral Account (Refinancing Lenders) and maintained on deposit in such account until the Business Day next succeeding the date on which the Collateral Agent is notified by the Refinancing Lender Agent (following confirmation to the Refinancing Lender Agent by the Refinancing Issuing Bank that the Refinancing Issuing Bank has received such original Letter of Credit) that it may release such proceeds to the Borrower; (C) in the case of a Funded Exchange pursuant to Section 2.03(a)(ii) with respect to any Letter of Credit the Available Amount of which is reduced without the Refinancing Issuing Bank receiving a drawing request in respect of such reduction, proceeds of all Letter of Credit Advances relating thereto shall not be made available to the Borrower by the Refinancing Lender Agent but shall be paid by the Refinancing Lender Agent to the Collateral Agent for deposit in the Cash Collateral Account (Refinancing Lenders) and maintained on deposit in such account until the Business Day next succeeding the date on which the Collateral Agent is notified by the Refinancing Lender Agent (following confirmation to the Refinancing Lender Agent by the Refinancing Issuing Bank that the Refinancing Issuing Bank has received evidence that the beneficiary of such Letter of Credit has authorized or otherwise consented to such reduction in a manner reasonably acceptable to the Refinancing Issuing Bank) that it may release such proceeds to the Borrower; and (D) if the Borrower has failed to deliver a Notice of Exchange in accordance with Section 2.03(c) with respect to such Exchange, proceeds of all Letter of Credit Advances relating thereto shall not be made available to the Borrower by the Refinancing Lender Agent but shall be paid by the Refinancing Lender Agent to the Collateral Agent for deposit in the Cash Collateral Account (Refinancing Lenders) and maintained on deposit in such account until the Business Day next succeeding the date on which the Collateral Agent is notified by the Refinancing Lender Agent (following receipt by the Refinancing Lender Agent of a Notice of Exchange from the Borrower with respect to such Exchange) that it may release such proceeds to the Borrower.

                   (v)     Notwithstanding anything to the contrary contained herein, the Refinancing Issuing Bank shall not be obligated to (A) issue any new Letter of Credit or (B) modify any existing Letter of Credit (other than an amendment which only changes the Available Amount and/or expiration date of such Letter of Credit) unless, in the case of clauses (A) and (B) above, the Refinancing Issuing Bank shall have received a Notice of Exchange (in the case of the issuance of a new Letter of Credit) and/or such other documents required under Section 2.11(f), in each case, duly completed by the Borrower no later than 11:00 a.m. (New York City time) on the third Business Day next preceding the proposed date (which shall be a Business Day) of such issuance or amendment, as the case may be.

                   (vi)     If an Event of Default has occurred and is continuing on the date of any Funded Exchange, the Required Refinancing Lenders may, prior to such date, issue a Blocking Notice with respect to such Funded Exchange. If a Blocking Notice is issued and not rescinded prior to the date of any Funded Exchange that would otherwise occur pursuant to Section 2.03(a)(i) or (ii) with respect to any Letter of Credit, (A) such Funded Exchange shall not occur and (B) upon the termination or expiration, or reduction in the Available Amount of, such Letter of Credit, (1) the Letter of Credit Commitment of the Refinancing Issuing Bank shall be permanently reduced by an amount equal to the Available Amount of such Letter of Credit, or the amount of such reduction, as the case may be, and (2) the Letter of Credit Commitments of the Refinancing Lenders shall be permanently reduced by an amount equal to their respective Pro Rata Share of the Available Amount of such Letter of Credit, or the amount of such reduction, as the case may be.

                   (vii)     If a Funded Exchange has occurred pursuant to Section 2.03(a)(i) or (ii) on any date when an Event of Default has occurred and is continuing, and proceeds of the Letter of Credit Advances resulting therefrom have been deposited in the Cash Collateral Account (Refinancing Lenders) in accordance with Section 2.03(a)(iv), the Refinancing Lender Agent shall, if so instructed by the Required Refinancing Lenders, instruct the Collateral Agent to return such proceeds to the Refinancing Lender Agent to be applied by the Refinancing Lender Agent to repay such Letter of Credit Advances. Upon such repayment by the Refinancing Lender Agent, (A) the Letter of Credit Commitment of the Refinancing Issuing Bank shall be permanently reduced by the aggregate amount of such repayment and (B) the Letter of Credit Commitment of each Refinancing Lender shall be permanently reduced by an amount equal to its Pro Rata Share of such repayment.

                   (b)     Advances for Letters of Credit and L/C Exposure. The Borrower, at its option, may request by delivery of a Notice of Exchange in accordance with Section 2.03(c) that Secured Loan Advances comprising the same Funding be Exchanged for the Issuance of one or more Letters of Credit by the Refinancing Issuing Bank and the incurrence of L/C Exposures by the Refinancing Lenders, in each case, in an aggregate amount equal to the aggregate amount of such Secured Loan Advances; provided that aggregate of the Available Amount for all Letters of Credit outstanding immediately after such Unfunded Exchange shall not exceed the Letter of Credit Facility at such time. Subject to the satisfaction or waiver of the terms and conditions in Section 3.02 (the satisfaction or waiver of which the Refinancing Issuing Bank shall have no duty to ascertain), on the date requested for such Exchange, such Exchange shall occur.

                   (c)     Notices of Exchange. Without prejudice to Section 2.03(a)(v), each notice of an Exchange (a "Notice of Exchange") shall be by telephone, confirmed immediately in writing, or by telecopier or electronic mail, in substantially the form of Exhibit D, given by the Borrower to the Refinancing Issuing Bank and the Refinancing Lender Agent no later than 9:00 a.m. (New York City time) on the Business Day next preceding the proposed date of the Exchange (which shall be a Business Day), specifying therein (i) in the case of a Funded Exchange, (A) the Letters of Credit to which such Exchange relates and (B) the aggregate principal amount of Funding resulting from such Exchange, and (ii) in the case of an Unfunded Exchange, (A) the Fundings to which such Exchange relates, (B) with respect to each Letter of Credit to be issued or amended in connection with such Exchange, the requested (1) Available Amount of such Letter of Credit (which shall not be less than $100,000), (2) expiration date of such Letter of Credit (which shall be a Business Day), (3) name and address of the beneficiary of such Letter of Credit and (4) form of such Letter of Credit or amendment.

                   (d)     Amendments Not Exchanges. Any amendment to outstanding Letters of Credit which contemporaneously increase the Available Amount of one or more outstanding Letters of Credit by an amount equal to the aggregate amount of decreases in the Available Amount of other outstanding Letters of Credit shall not be considered an Exchange.

                   SECTION 2.04.     Notices of Utilization Irrevocable.  (a)  Each Notice of Utilization shall be irrevocable and binding on the Borrower. If any Notice of Exchange relating to a Funded Exchange specifies the Advances thereunder are to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Refinancing Lender against any loss, cost or expense incurred by such Refinancing Lender as a result of any failure to fulfill on or before the date specified in the relevant Notice of Utilization the applicable conditions set forth in Article III, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Refinancing Lender to fund the Advance to be made by such Refinancing Lender as part of the Funding when such Advance, as a result of such failure, is not made on such date.

                   (b)     Upon receipt by the Refinancing Lender Agent of any Notice of Utilization, the Refinancing Lender Agent shall give to the Refinancing Issuing Bank and each Refinancing Lender prompt notice thereof (including, if applicable, the amount, beneficiary and maturity date of each Letter of Credit requested thereunder, and of each Refinancing Lender's L/C Exposure with respect to such Letter of Credit) by telecopier or electronic mail.

                   (c)     Unless the Refinancing Lender Agent shall have received notice from a Refinancing Lender prior to the date of any Funding that such Refinancing Lender will not make available to the Refinancing Lender Agent such Refinancing Lender's ratable portion of such Funding, the Refinancing Lender Agent may assume that such Refinancing Lender has made such portion available to the Refinancing Lender Agent on the date of such Funding in accordance with Section 2.02(b), in the case of the Borrowing, or Section 2.03(a)(iv), in the case of any Funded Exchange, as applicable, and the Refinancing Lender Agent may, in reliance upon such assumption and subject to Section 2.03(a)(iv) (in the case of a Funded Exchange), make available to the Borrower on such date a corresponding amount. If and to the extent that such Refinancing Lender shall not have so made such ratable portion available to the Refinancing Lender Agent, such Refinancing Lender and the Borrower severally agree to repay or pay to the Refinancing Lender Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Refinancing Lender Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.09 to Advances comprising such Funding and (ii) in the case of such Refinancing Lender, the Federal Funds Rate. If such Refinancing Lender shall pay to the Refinancing Lender Agent such corresponding amount, such amount so paid shall constitute such Refinancing Lender's Advance as part of such Funding for all purposes.

                   (d)     The failure of any Refinancing Lender to make the Letter of Credit Advance to be made by it as part of any Funded Exchange shall not relieve any other Refinancing Lender of its obligation, if any, hereunder to make its Letter of Credit Advance on the date of such Funded Exchange, but no Refinancing Lender shall be responsible for the failure of any other Refinancing Lender to make the Letter of Credit Advance to be made by such other Refinancing Lender on the date of such Funded Exchange.

                   (e)     Notwithstanding anything contained herein to the contrary, immediately before and immediately after any Exchange, the aggregate of the Secured Loan Advances of all Refinancing Lenders and the Available Amount of all outstanding Letters of Credit shall be the same amount.

                   SECTION 2.05.     Interest Elections.  (a)  The Borrower may elect to Convert all or any portion of Advances comprising the same Funding of one Type into Advances of the other Type, and in the case of Eurodollar Rate Advances, may elect Interest Periods therefor, all as provided in this Section 2.05. The Borrower may elect different options with respect to different portions of any Funding, in which case each such portion shall be allocated ratably among the Refinancing Lenders. At no time shall the total number of different Interest Periods for Eurodollar Rate Advances outstanding exceed four.

                   (b)     To make an election pursuant to this Section, the Borrower shall give the Refinancing Lender Agent prior written notice (or telephonic notice promptly confirmed in writing) (a "Notice of Conversion/Continuation") of the Conversion or Continuation, as the case may be, (i) by 1:00 p.m. (New York City time) on the requested date of a Conversion into Base Rate Advances and (ii) by 11:00 a.m. (New York City time) three Business Days prior to a Continuation of or Conversion into Eurodollar Rate Advances. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (A) if different options are being elected with respect to different portions of any Funding, the portions thereof that are to be allocated to each resulting election (in which case the information to be specified pursuant to clauses (C) and (D) shall be specified for each resulting portion); (B) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day; (C) whether the resulting Funding is to be comprised of Base Rate Advances or Eurodollar Rate Advances; and (D) if the resulting Funding is to be comprised of Eurodollar Rate Advances, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of "Interest Period". If any such Notice of Conversion/Continuation requests the Funding be comprised of Eurodollar Rate Advances but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any portion of the Funding to which a Eurodollar Rate election has been made shall not be less than $5,000,000.

                   (c)     If, on the expiration of any Interest Period in respect of any Eurodollar Rate Advances, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Advances are repaid as provided herein, the Borrower shall be deemed to have elected to Convert such Advances to Base Rate Advances. No Advances may be Converted into, or Continued as, Eurodollar Rate Advances if a Default has occurred and is continuing, unless the Refinancing Lender Agent and the Required Refinancing Lenders shall have otherwise consented in writing. No Conversion of any Eurodollar Rate Advances shall be permitted except on the last day of the Interest Period in respect thereof.

                   (d)     Upon receipt of any Notice of Conversion/Continuation, the Refinancing Lender Agent shall promptly notify each Refinancing Lender of the details thereof and of such Refinancing Lender's Pro Rata Share of each election.

                   (e)     Upon the occurrence and during the continuance of any Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Refinancing Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

                   SECTION 2.06.     Termination or Reduction of Commitments.  (a)  Termination Date. All unused Refinancing Commitments hereunder shall terminate at 5:00 p.m. (New York City time) on the Termination Date if the Initial Extension of Credit has not occurred by such time. In addition, on the date of the Refinancing Closing, after giving effect to the Initial Extension of Credit, and from time to time thereafter upon each repayment or prepayment of (a) the Secured Loan Advances (other than any payment required pursuant to Section 3.02(c) for purposes of effecting an Unfunded Exchange), (i) the aggregate of each of the Secured Refinancing Commitments and the Letter of Credit Commitments of the Refinancing Lenders shall be automatically and permanently reduced, on a pro rata basis and (ii) the Letter of Credit Commitment of the Refinancing Issuing Bank shall be automatically and permanently reduced, in each case, by an amount equal to the amount by which such Commitments immediately prior to such reduction exceed the aggregate unpaid principal amount of the Secured Loan Advances and the aggregate Available Amount of all Refinancing Letters of Credit then outstanding and (b) the Unsecured Loan Advances, the aggregate of the Unsecured Refinancing Commitments shall be automatically and permanently reduced, on a pro rata basis, by an amount equal to the amount by which such Commitments immediately prior to such reduction exceed the aggregate unpaid principal amount of the Unsecured Loan Advances then outstanding. Amounts repaid or prepaid by the Borrower (including pursuant to Section 2.07 or 2.08) may not be reborrowed.

                   (b)     Optional Termination or Reduction. Subject to Section 2.05 of the Security Agreement, the Borrower may, upon at least three Business Days' notice to the Refinancing Lender Agent, terminate in whole or reduce in part the unused portion of the Letter of Credit Facility; provided that each partial reduction of the Letter of Credit Facility shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and such reduction shall be applied to permanently reduce (i) the Letter of Credit Commitment of the Refinancing Issuing Bank and (ii) the Letter of Credit Commitment of each Refinancing Lender, ratably among all Refinancing Lenders.

                   (c)     Mandatory Reduction. The Letter of Credit Facility shall be permanently reduced from time to time to the extent required pursuant to clauses (a) and (b) of this Section 2.06 and Sections 2.01 and 2.03(a)(vi) and (vii).

                   (d)     Letter of Credit Commitments. Notwithstanding anything herein to the contrary, the Letter of Credit Commitments of the Refinancing Lenders shall never, at any time, be less than the Available Amounts of all Letters of Credit outstanding at such time.

                   SECTION 2.07.     Repayment of Loans.  The Borrower shall repay (a) on or before September 30, 2004, $23,557,150.41, being the aggregate pro rata proportion of the $30,000,000 (inclusive of all mandatory and optional prepayments made on or prior to such date pursuant to Section 2.08) due to the Refinancing Lender Parties pursuant to Section 2.03(e)(iii) of the Security Agreement, (b) on or before December 31, 2004, $141,342,902.44, being the aggregate pro rata proportion of the $180,000,000 (inclusive of all mandatory and optional prepayments made on or prior to such date pursuant to Section 2.08 and the repayment made pursuant to clause (a) above) due to the Refinancing Lender Parties pursuant to Section 2.03(e)(iv) of the Security Agreement and (c) on the Final Maturity Date, the aggregate principal amount of the remaining Advances then outstanding.

                   SECTION 2.08.     Prepayments.  (a)  Optional. Subject to Section 2.04 of the Security Agreement, the Borrower may, upon at least one Business Day's notice in the case of Base Rate Advances and three Business Days' notice in the case of Eurodollar Rate Advances, in each case to the Refinancing Lender Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall, prepay the outstanding aggregate principal amount of the Advances in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided that (i) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 8.04(c).

(b) Mandatory. The Borrower shall prepay the Advances and cash collateralize the Letters of Credit in accordance with Section 2.03 of the Security Agreement.

                   SECTION 2.09.     Interest.  (a)  Scheduled Interest. Subject to clause (d) below, the Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Refinancing Lender Party from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                   (i)     Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time and (B) the Applicable Margin in effect from time to time, payable in arrears monthly on the last day of each calendar month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

                   (ii)     Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance and (B) the Applicable Margin in effect from time to time during such Interest Period, payable in arrears on the last day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

                   (b)     Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Refinancing Lender Party, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by Applicable Law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

                   (c)     Notice of Interest Period and Interest Rate. Promptly after receipt of the Notice of Refinancing pursuant to Section 2.02(a), a Notice of Exchange pursuant to Section 2.03(c) or a Notice of Conversion/Continuation pursuant to Section 2.05(b), the Refinancing Lender Agent shall give notice to the Borrower, the Refinancing Issuing Bank and each Refinancing Lender of the applicable Interest Period and the applicable interest rate determined by the Refinancing Lender Agent for purposes of clause (a)(i) or (a)(ii) above.

                   (d)     Interest Reset. If any Lien granted pursuant to any Collateral Document to secure an Unsecured Loan Advance pursuant to Section 2.15 is subsequently determined to be a preference pursuant to Section 547 of the Bankruptcy Code (or any successor provision or statute) or under any comparable state law, as found in a judgment by a court of competent jurisdiction, (i) interest shall be deemed to have accrued on such Advance at the rate applicable to Unsecured Loan Advances pursuant to clauses (a) and (b) of this Section 2.09, as applicable, from the date on which such Lien was purported to be granted until the date of such determination and (ii) the amount by which (A) interest determined in accordance with clause (i) above with respect to such Advance for such period, exceeds (B) interest previously paid by the Borrower to the Refinancing Lender Parties with respect to such Advance for such period, shall be due and payable by the Borrower on the date of such determination.

                   SECTION 2.10.     Fees.  (a)  Letter of Credit Fees, Etc.  (i)  The Borrower shall pay to the Refinancing Lender Agent for the account of each Refinancing Lender a commission, payable in arrears monthly on the last day of each month, commencing March 31, 2003, and on the date which is five days prior to the Final Maturity Date, on such Refinancing Lender's Pro Rata Share of the average daily aggregate Available Amount during the relevant period of all Letters of Credit outstanding from time to time at the rate per annum equal to the Applicable Margin for Eurodollar Rate Advances that are Secured Loan Advances from time to time during such period.

                   (ii)     The Borrower shall pay to (A) the Refinancing Lender Agent for the account of the Refinancing Issuing Bank, a fronting fee on the average daily amount of the Available Amount of all Letters of Credit outstanding on each such day, from the Closing Date until the date occurring five days prior to the Final Maturity Date, payable in arrears on the final Business Day of each March, June, September and December, commencing March 31, 2003 and on the date occurring five days prior to the Final Maturity Date, at a rate equal to 0.25% per annum and (B) the Refinancing Issuing Bank, such commissions, fronting fees, transfer fees, documentary, processing and other fees and charges in connection with the issuance, administration, amendment, renewal and extension of, and each drawing under, each Letter of Credit in accordance with the Refinancing Issuing Bank's standard schedule for such charges as in effect from time to time.

                   (b)     Refinancing Lender Agent's Fees. The Borrower shall pay to the Refinancing Lender Agent for its own account such fees as may from time to time be agreed between the Borrower and Refinancing Lender Agent.

                   (c)     Fees for Unsecured Loan Advances. Without prejudice to Section 2.09(d), if any Unsecured Loan Advance (or any portion thereof) shall remain outstanding on August 1, 2003, the Borrower shall, on August 1, 2003, pay to the Refinancing Lender Agent for the account of the Refinancing Lenders as of August 1, 2003 (to be shared among such Refinancing Lenders according to their respective Pro Rata Shares of such fee) a fee equal to the amount by which (i) the aggregate amount of interest that would have accrued from the date of the Initial Extension of Credit through July 31, 2003 if such interest had been determined in accordance with Section 2.09(a) and (b), as the case may be, using an Applicable Margin of 10.50% per annum for all Unsecured Loan Advances outstanding as of August 1, 2003, exceeds (ii) the aggregate amount of interest accrued for the account of the Refinancing Lender Parties on or before July 31, 2003 with respect to such Unsecured Loan Advances.

                   SECTION 2.11.     Issuance of and Drawings and Reimbursement Under Letters of Credit.  (a)  Issuance of Letters of Credit. With respect to each Letter of Credit requested by the Borrower to be Issued and each Existing Letter of Credit requested by the Borrower to be assumed by the Refinancing Issuing Bank pursuant to a Notice of Utilization, if the requested form of such Letter of Credit is acceptable to the Refinancing Issuing Bank in its sole discretion, the Refinancing Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III (the satisfaction of which the Refinancing Issuing Bank shall have no duty to ascertain), make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such Issuance; provided that, with respect to the Issuance of any Letter of Credit pursuant to an Unfunded Exchange, the Refinancing Issuing Bank shall Issue such Letter of Credit pursuant to its customary procedures unless the Refinancing Issuing Bank has received notice by telecopier from the Refinancing Lender Agent on or before 1:00 p.m. (New York City time) on the requested date of such Issuance directing the Refinancing Issuing Bank not to Issue such Letter of Credit because such Issuance is not then permitted hereunder because one or more conditions specified in Section 3.02 are not then satisfied. Promptly after Issuance of each Letter of Credit pursuant to an Unfunded Exchange, the Refinancing Issuing Bank shall deliver a copy of such Letter of Credit to the Refinancing Lenders (through the Refinancing Lender Agent). In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

                   (b)     Letter of Credit Reports. Promptly after the end of each calendar quarter, the Refinancing Issuing Bank shall furnish to the Refinancing Lenders (through the Refinancing Lender Agent) and the Borrower a written report describing the aggregate Letters of Credit outstanding at the end of such calendar quarter. Upon the request of any Refinancing Lender from time to time, the Refinancing Issuing Bank shall deliver to such Refinancing Lender any other information reasonably requested by such Refinancing Lender with respect to each Letter of Credit then outstanding.

                   (c)     Drawing and Reimbursement. The payment by the Refinancing Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Refinancing Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. Upon written demand by the Refinancing Issuing Bank to the Refinancing Lenders (through the Refinancing Lender Agent), each Refinancing Lender shall (and each Refinancing Lender hereby irrevocably and unconditionally agrees that it will) purchase from the Refinancing Issuing Bank, and the Refinancing Issuing Bank shall sell and assign to each such Refinancing Lender, such Refinancing Lender's Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Refinancing Lender Agent for the account of the Refinancing Issuing Bank, by deposit to the Refinancing Lender Agent's Account, in immediately available funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Refinancing Lender. Each Refinancing Lender's purchase of participations pursuant to Section 2.01(f) and obligations to make the purchase of its Pro Rata Share of any Letter of Credit Advance of the Refinancing Issuing Bank pursuant to this Section 2.11(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Refinancing Lender or any other Person may have against any beneficiary of a Letter of Credit, the Refinancing Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or the termination of the Letter of Credit Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Refinancing Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Promptly after receipt thereof, the Refinancing Lender Agent shall transfer such funds to the Refinancing Issuing Bank. The Borrower and the Refinancing Lender Agent each hereby agrees to each such sale and assignment. Each Refinancing Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance of the Refinancing Issuing Bank on (A) the Business Day on which demand therefor is made by the Refinancing Issuing Bank, provided that notice of such demand is given not later than 11:00 a.m. (New York City time) on such Business Day, or (B) the first Business Day next succeeding such demand if notice of such demand is given after such time. Without prejudice to the obligation of each Refinancing Lender to fund its Letter of Credit Advance hereunder, upon any such assignment by the Refinancing Issuing Bank to any Refinancing Lender of a portion of a Letter of Credit Advance, the Refinancing Issuing Bank represents and warrants to such Refinancing Lender that the Refinancing Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any Lien on such interest, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Financing Documents or any Loan Party. When such Refinancing Lender shall pay to the Refinancing Lender Agent such amount for the account of the Refinancing Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Refinancing Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Refinancing Issuing Bank shall be reduced by such amount on such Business Day. The Refinancing Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The responsibility of the Refinancing Issuing Bank to the Borrower and each Refinancing Lender shall be only to determine that the documents (including each demand for payment) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit, and the Refinancing Issuing Bank shall endeavor to exercise the same care in the Issuance and administration of the Letters of Credit as it does with respect to letters of credit in which no participations or purchase commitments are granted.

                   (d)     Failure to Make Letter of Credit Advances. The failure of any Refinancing Lender to make the Letter of Credit Advance to be made by it on the date specified in this Section 2.11 shall not relieve any other Refinancing Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Refinancing Lender shall be responsible for the failure of any other Refinancing Lender to make the Letter of Credit Advance to be made by such other Refinancing Lender on such date. To the extent that any Refinancing Lender shall fail to make any Letter of Credit Advance to be made by it on the date specified in this Section 2.11, such Refinancing Lender shall pay interest to the Refinancing Issuing Bank (through the Refinancing Lender Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Refinancing Lender shall fail to make such payment to the Refinancing Issuing Bank within three Business Days of such due date, then, retroactively to the date when this Section 2.11 required such Refinancing Lender to make such payment, such Refinancing Lender pay to the Refinancing Lender Agent for the account of the Refinancing Issuing Bank interest on such amount at a rate per annum equal to the Federal Funds Rate plus 2.00%.

                   (e)     Obligations Absolute. The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including the following circumstances, and regardless of the use of proceeds of any drawing under any Letter of Credit or any defense to payment related thereto:

                   (i)     any lack of validity or enforceability of any Financing Document, any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument relating thereto (all of the foregoing, collectively, the "L/C Related Documents");

                   (ii)     any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

                   (iii)     the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Refinancing Issuing Bank, the Refinancing Lender Agent or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

                   (iv)     any draft, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Refinancing Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;

                   (vi)     any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents;

                   (vii)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor;

(viii) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or
(ix) the existence of a Default.

                   (f)     Form of Letters of Credit. In addition to the fulfillment of the applicable conditions set forth in Article III (the satisfaction of which, other than with respect to Section 3.02(c), the Refinancing Issuing Bank shall have no duty to ascertain), the Issuance of each Letter of Credit and any amendment of a Letter of Credit will be subject to the further conditions that such Letter of Credit or amendment shall be in such form and contain such terms as the Refinancing Issuing Bank shall approve and that the Borrower shall have executed and delivered to the Refinancing Issuing Bank such L/C Related Documents, if any, as the Refinancing Issuing Bank may have reasonably requested. In the event of any conflict between the terms of any L/C Related Documents and the terms of this Agreement, the terms of this Agreement shall control. Each Letter of Credit shall be subject to (i) either (as selected by the Refinancing Issuing Bank from time to time) (A) the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 590, as the same may be amended from time to time, or (B) the International Standby Practices 1998 (ISP98), International Chamber of Commerce Publication No. 590, as the same may be amended from time to time, and (ii) to the extent not inconsistent therewith, the law of the State of New York.

                   (g)     Defaulting Refinancing Lenders. If at any time a payment is to be made by the Refinancing Lender Agent to any Refinancing Lender and such Refinancing Lender has failed to make available to the Refinancing Lender Agent for the account of the Refinancing Issuing Bank any amount required to be paid by such Refinancing Lender pursuant to Section 2.11(c), the Refinancing Lender Agent shall make such payment to the Refinancing Issuing Bank, to the extent of such unpaid amount together with any interest thereon accrued pursuant to Section 2.11(d).

                   SECTION 2.12.     Illegality.  Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Refinancing Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Refinancing Lender to the Borrower through the Refinancing Lender Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Refinancing Lenders to make (including by way of a Funded Exchange), or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Refinancing Lender Agent shall notify the Borrower that such Refinancing Lender has determined that the circumstances causing such suspension no longer exist; provided that, before making any such demand, such Refinancing Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Refinancing Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Refinancing Lender, be otherwise disadvantageous to such Refinancing Lender.

                   SECTION 2.13.     Increased Costs.  (a)  If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued after the date hereof, there shall be any increase in the cost to any Refinancing Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to Issue or assume or of Issuing or maintaining or assuming or participating in Letters of Credit or of agreeing to make or assume or of making or assuming or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.13, any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Refinancing Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Refinancing Lender Party (with a copy of such demand to the Refinancing Lender Agent), pay to the Refinancing Lender Agent for the account of such Refinancing Lender Party additional amounts sufficient to compensate such Refinancing Lender Party for such increased cost; provided that a Refinancing Lender Party claiming additional amounts under this Section 2.13(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Refinancing Lender Party, be otherwise disadvantageous to such Refinancing Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrower by such Refinancing Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

                   (b)     If any Refinancing Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Refinancing Lender Party or any corporation controlling such Refinancing Lender Party and that the amount of such capital is increased by or based upon the existence of such Refinancing Lender Party's commitment to lend or to Issue, assume or participate in Letters of Credit hereunder and other commitments of such type or the Issuance or assumption or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Refinancing Lender Party or such corporation (with a copy of such demand to the Refinancing Lender Agent), the Borrower shall pay to the Refinancing Lender Agent for the account of such Refinancing Lender Party, from time to time as specified by such Refinancing Lender Party, additional amounts sufficient to compensate such Refinancing Lender Party in the light of such circumstances, to the extent that such Refinancing Lender Party reasonably determines such increase in capital to be allocable to the existence of such Refinancing Lender Party's commitment to lend or to Issue, assume or participate in Letters of Credit hereunder or to the Issuance or assumption or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Refinancing Lender Party shall be conclusive and binding for all purposes, absent manifest error.

                   (c)     If, with respect to any Eurodollar Rate Advances, the Required Refinancing Lenders notify the Refinancing Lender Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Refinancing Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Refinancing Lender Agent shall forthwith so notify the Borrower and the Refinancing Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Refinancing Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Refinancing Lender Agent shall notify the Borrower that such Refinancing Lenders have determined that the circumstances causing such suspension no longer exist.

                   SECTION 2.14.     Taxes.  (a)  Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.16, free and clear of and without deduction for any and all present or future withholding taxes, including levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Refinancing Lender Party and the Refinancing Lender Agent, (i) taxes imposed on (or measured by) its overall net income, or any franchise taxes or similar taxes imposed for the privilege of carrying on a business in corporate form (other than taxes imposed as a result of entering into this Agreement and the transactions contemplated hereby), or taxes measured by its net worth or shareholder's capital, by the United States, or by the jurisdiction under the laws of which such recipient is organized in which its Applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Applicable Lending Office of any Refinancing Lender Party is located and (iii) withholding taxes excluded pursuant to clause (e) of this Section 2.14 (all such non-excluded taxes, including levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Refinancing Lender Party or the Refinancing Lender Agent, (A) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower and the Refinancing Lender Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Refinancing Lender Party or the Refinancing Lender Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make all such deductions and (C) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                   (b)     In addition, the Borrower shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Financing Document, but excluding all other U.S. federal taxes other than withholding taxes (hereinafter referred to as "Other Taxes"). If revised disclosure regulations under Section 6011 of the Internal Revenue Code are issued which modify the definition of a "reportable transaction" so that it does not include a transaction where the issuer of a debt instrument provides an indemnity for taxes, in addition to withholding taxes imposed on interest paid on the debt instrument, for purposes of subsections (a) and (b) of this Section 2.14, the terms "Taxes" and "Other Taxes" shall include all such taxes (other than any taxes described in clauses (i), (ii) and (iii) of Section 2.14(a) above), whether or not collected by way of withholding.

                   (c)     The Borrower shall indemnify each Refinancing Lender Party and the Refinancing Lender Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.14, imposed on or paid by such Refinancing Lender Party or the Refinancing Lender Agent (as the case may be) and any liability (including penalties, additions to tax, interest and reasonable expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Refinancing Lender Party or the Refinancing Lender Agent (as the case may be) makes written demand therefor.

                   (d)     As soon as practicable (but in no event later than 90 days) after the date of any payment of Taxes, the Borrower shall furnish to the Refinancing Lender Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. Excluding payments made by the Refinancing Lender Agent, in the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Refinancing Lender Agent, at such address, an opinion of counsel acceptable to the Refinancing Lender Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.14, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

                   (e)     Each Refinancing Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Refinancing Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Refinancing Lender Party in the case of each other Refinancing Lender Party, and from time to time thereafter as requested in writing by the Borrower (but only so long thereafter as such Refinancing Lender Party remains lawfully able to do so), provide each of the Refinancing Lender Agent and the Borrower with duly certified copies of (i) Internal Revenue Service Form W-8ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Refinancing Lender Party's conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8BEN, or any successor form thereto, certifying that such Refinancing Lender Party is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8BEN or any successor form thereto, together with a certificate stating that (1) the Refinancing Lender Party is not a bank for purposes of Internal Revenue Code Section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Refinancing Lender Party, pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Refinancing Lender Party is not a 10% shareholder of the Borrower within the meaning of Internal Revenue Code Section 871(h)(3) or 881(c)(3)(B); and (3) the Refinancing Lender Party is not a controlled foreign corporation that is related to the Borrower within the meaning of Internal Revenue Code Section 881(c)(3)(C); or (iv) such other governmental forms as may be applicable to the Refinancing Lender Party, including Forms W-8IMY or W-8EXP, which will reduce the rate of withholding tax on payments of interest. Each Refinancing Lender Party organized under the laws of the United States that is not a corporation shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Refinancing Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Refinancing Lender Party in the case of each other Refinancing Lender Party, and from time to time as requested in writing by the Borrower, provide each of the Refinancing Lender Agent and the Borrower with two duly completed copies of Internal Revenue Service Form W-9. Each Refinancing Lender Party shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Refinancing Lender Party (but only to the extent such Refinancing Lender Party is lawfully able to do so). Each such Refinancing Lender Party shall promptly notify the Borrower at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose). If the forms provided by a Refinancing Lender Party at the time such Refinancing Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Refinancing Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Refinancing Lender Party becomes a party to this Agreement, the Refinancing Lender Party assignor was entitled to payments under subsection (a) of this Section 2.14 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Refinancing Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required by the applicable Internal Revenue Service form (or related certificate described above), that the applicable Refinancing Lender Party reasonably considers to be confidential, such Refinancing Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

                   (f)     Notwithstanding the foregoing, for any period with respect to which a Refinancing Lender Party has failed to provide the Borrower with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Refinancing Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.14 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Refinancing Lender Party become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Refinancing Lender Party shall reasonably request to assist such Refinancing Lender Party to recover such Taxes.

                   (g)     Any Refinancing Lender Party claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office or Domestic Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Refinancing Lender Party, be otherwise disadvantageous to such Refinancing Lender Party.

                   (h)     If any Refinancing Lender Party determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Borrower pursuant to subsection (a) or (c) above in respect of payments under this Agreement or any Note, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.14 exceeding the amount needed to make such Refinancing Lender Party whole, such Refinancing Lender Party shall pay to the Borrower, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit.

                   SECTION 2.15.     Recalculation of Outstanding Principal Amount of Loan Advances.  On each Recalculation Date (as defined in the Security Agreement), the outstanding amount of Secured Loan Advances and Unsecured Loan Advances shall be recalculated in accordance with the provisions of Section 2.01 of the Security Agreement and, upon satisfaction of all conditions specified therein with respect to the securing of Unsecured Loan Advances (or any portion thereof), the Unsecured Loan Advances (or any portion thereof) shall, to the extent provided in Section 2.01 of the Security Agreement, become secured and deemed to be part of the Secured Loan Advances, as provided therein.

                    SECTION 2.16.     Payments Generally; Pro Rata Treatment.  (a)  The Borrower shall make each payment hereunder and under the Notes, regardless of any right of counterclaim or setoff, not later than 11:00 a.m. (New York City time) on the day when due in Dollars to the Refinancing Lender Agent at the Refinancing Lender Agent's Account in immediately available funds, with payments being received by the Refinancing Lender Agent (or, in the case of any payment pursuant to Sections 2.07 and 2.08, the Borrower shall pay to the Intercreditor Agent for the account of the New Money Lender Agent) after such time being deemed to have been received on the next succeeding Business Day. The Refinancing Lender Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, fees or any other Obligation then payable hereunder and under the Notes to more than one Refinancing Lender Party, to such Refinancing Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Refinancing Lender Parties and (ii) if such payment by (or for the account of) the Borrower is in respect of any Obligation then payable hereunder to one Refinancing Lender Party, to such Refinancing Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(e), from and after the effective date of such Assignment and Acceptance, the Refinancing Lender Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Refinancing Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                   (b)     The Borrower hereby authorizes each Refinancing Lender Party and each of its Affiliates, if and to the extent payment owed to such Refinancing Lender Party is not made when due hereunder or, in the case of a Refinancing Lender, under the Notes held by such Refinancing Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower's accounts (other than the Pledged Accounts and the Controlled Accounts) with such Refinancing Lender Party or such Affiliate any amount so due.

                   (c)     All computations of interest and of fees and Letter of Credit commissions shall be made by the Refinancing Lender Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Refinancing Lender Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

                   (d)     Unless the Refinancing Lender Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Refinancing Lender Party hereunder that the Borrower will not make such payment in full, the Refinancing Lender Agent may assume that the Borrower has made such payment in full to the Refinancing Lender Agent on such date and the Refinancing Lender Agent may, in reliance upon such assumption, cause to be distributed to each such Refinancing Lender Party on such due date an amount equal to the amount then due such Refinancing Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Refinancing Lender Agent, each such Refinancing Lender Party shall repay to the Refinancing Lender Agent forthwith on demand such amount distributed to such Refinancing Lender Party together with interest thereon, for each day from the date such amount is distributed to such Refinancing Lender Party until the date such Refinancing Lender Party repays such amount to the Refinancing Lender Agent, at the Federal Funds Rate.

                   (e)     If the Refinancing Lender Agent receives funds for application to the Obligations owing to the Refinancing Lender Parties under the Financing Documents under circumstances for which the Financing Documents do not specify the Advances to which, or the manner in which, such funds are to be applied, the Refinancing Lender Agent may, but shall not be obligated to, elect to distribute such funds to each Refinancing Lender Party ratably in accordance with such Refinancing Lender Party's proportionate share of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Refinancing Lender Party, and for application to such principal installments, as the Refinancing Lender Agent shall direct; provided that the Borrower shall not be liable to any Refinancing Lender Party with respect to any such distribution by the Refinancing Lender Agent; and provided further that any such funds shall first be applied to any outstanding Unsecured Loan Advances, and then to any outstanding Secured Loan Advances.

                   (f)     If any Refinancing Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise), other than pursuant to Sections 2.12, 2.13 or 2.14 or as a result of an assignment pursuant to Sections 2.11 or 8.07, (a) on account of Obligations under any Facility due and payable to such Refinancing Lender Party hereunder and under the Notes for such Facility at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Refinancing Lender Party at such time to (ii) the aggregate amount of the Obligations under such Facility due and payable to all Refinancing Lender Parties hereunder and under the Notes for such Facility at such time) of payments on account of the Obligations under such Facility due and payable to all Refinancing Lender Parties hereunder and under the Notes for such Facility at such time obtained by all the Refinancing Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Refinancing Lender Party under any Facility and under the Notes for such Facility at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Refinancing Lender Party at such time to (ii) the aggregate amount of the Obligations under such Facility owing (but not due and payable) to all Refinancing Lender Parties hereunder and under the Notes for such Facility at such time) of payments on account of the Obligations under such Facility owing (but not due and payable) to all Refinancing Lender Parties hereunder and under the Notes for such Facility at such time obtained by all of the Refinancing Lender Parties at such time, such Refinancing Lender Party shall forthwith purchase from the other Refinancing Lender Parties such interests or participating interests in the Obligations under such Facility due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Refinancing Lender Party to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Refinancing Lender Party, such purchase from each other Refinancing Lender Party shall be rescinded and such other Refinancing Lender Party shall repay to the purchasing Refinancing Lender Party the purchase price to the extent of such Refinancing Lender Party's ratable share (according to the proportion of (i) the purchase price paid to such Refinancing Lender Party to (ii) the aggregate purchase price paid to all Refinancing Lender Parties) of such recovery together with an amount equal to such Refinancing Lender Party's ratable share (according to the proportion of (i) the amount of such other Refinancing Lender Party's required repayment to (ii) the total amount so recovered from the purchasing Refinancing Lender Party) of any interest or other amount paid or payable by the purchasing Refinancing Lender Party in respect of the total amount so recovered. The Borrower agrees that any Refinancing Lender Party so purchasing an interest or participating interest from another Refinancing Lender Party pursuant to this Section 2.16 may, to the fullest extent permitted by Applicable Law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Refinancing Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

                   SECTION 2.17.     Use of Proceeds.  The (a) proceeds of each Borrowing and the initial Issuance of Letters of Credit (and assumption of the Existing Letters of Credit) pursuant to the Initial Extension of Credit shall, and the Borrower agrees that it shall use such proceeds and Letters of Credit solely to, refinance the Borrower's Existing Lender Debt, make a cash distribution to the Parent in an amount not exceeding $10,000,000 and assume the Existing Letters of Credit and (b) proceeds of Letters of Credit and Letter of Credit Advances resulting from each Exchange shall be available solely for general corporate purposes of the Borrower.

ARTICLE III CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT

                   SECTION 3.01.     Conditions Precedent to Initial Extension of Credit.  No Refinancing Lender shall be required or obligated to make any Loan Advance, and the Refinancing Issuing Bank shall not be required or obligated to Issue any Letter of Credit (or assume any Existing Letter of Credit), in each case, until the conditions precedent to the Closing Date and the Refinancing Closing set forth in Sections 3.01 and 3.03, respectively, of the Common Agreement shall have been satisfied or waived in accordance with the terms of Section 3.04 of the Common Agreement.

                   SECTION 3.02.     Conditions Precedent to Each Exchange.  The obligation of each Refinancing Lender and the Refinancing Issuing Bank to effect an Exchange (other than of the type specified in Section 2.03(a)(iii) as to which this Section 3.02 does not apply) shall be subject to the further conditions precedent that:

(a) the Refinancing Closing shall have occurred;

                   (b)     no (i) Event of Default shall have occurred and be continuing on the date of such Exchange, or result from the Exchange and (ii) Blocking Notice with respect to such Event of Default has been issued which has not been rescinded; and

                   (c)     in the case of an Unfunded Exchange, the Borrower shall pay to the Refinancing Lender Agent, for the account of the Refinancing Lenders, an amount in cash equal to the Available Amount of each Letter of Credit being requested to be Issued pursuant to such Unfunded Exchange, together with all accrued interest thereon and all other amounts owing under the Financing Documents with respect thereto.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

                   SECTION 4.01.     Representations and Warranties of the Borrower.  In order to induce the Refinancing Lender Parties to enter into this Agreement and the other Financing Documents to which they are a party, the Borrower confirms that the representations and warranties made in Article IV of the Common Agreement are hereby incorporated by reference herein as if fully set forth in this Agreement.

ARTICLE V COVENANTS OF THE BORROWER

                   SECTION 5.01.     Covenants.  The Borrower agrees that, so long as any Advance shall remain unpaid or any Letter of Credit, any Refinancing Commitment or any Letter of Credit Commitment shall remain outstanding, the Borrower shall observe and perform each of its covenants and undertakings set forth in the Common Agreement and the other Financing Documents, which covenants and undertakings are incorporated in this Agreement by reference as if fully set forth herein, in accordance with their terms.

ARTICLE VI EVENTS OF DEFAULT

                   SECTION 6.01.     Events of Default.  If any Event of Default shall occur and be continuing, the Refinancing Lender Parties shall have (in addition to any and all other available remedies at law or in equity) each of the remedies to which they are entitled as provided in the Common Agreement and the Security Agreement.

ARTICLE VII THE REFINANCING LENDER AGENT

                   SECTION 7.01.     Authorization and Action.   Each Refinancing Lender and the Refinancing Issuing Bank hereby appoints and authorizes the Refinancing Lender Agent to (a) take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Financing Documents as are delegated to the Refinancing Lender Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto and (b) enter into the Intercreditor Agreement as agent on its behalf and to appoint and indemnify the AYE/AESC Intercreditor Agent in accordance with the terms thereof. As to any matters not expressly provided for by the Financing Documents (including enforcement or collection of the Notes), the Refinancing Lender Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Refinancing Lenders, and such instructions shall be binding upon all Refinancing Lender Parties and all holders of Notes; provided, however, that the Refinancing Lender Agent shall not be required to take any action that exposes the Refinancing Lender Agent to personal liability or that is contrary to this Agreement or applicable law. The Refinancing Lender Agent agrees to give to each Refinancing Lender Party prompt notice of each notice given to it by the Borrower or any other Person pursuant to the terms of this Agreement or any other Financing Document.

                   SECTION 7.02.     Refinancing Lender Agent's Reliance, Etc.  Neither the Refinancing Lender Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Financing Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Refinancing Lender Agent: (a) may treat the payee of any Note as the holder thereof until the Refinancing Lender Agent receives and accepts an Assignment and Acceptance entered into by the Refinancing Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected in good faith by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Refinancing Lender Party and shall not be responsible to any Refinancing Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Financing Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Financing Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Refinancing Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Financing Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Financing Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

                   SECTION 7.03.     Citibank and Affiliates.  With respect to its Commitments, the Advances made by it and the Notes issued to it, Citibank shall have the same rights and powers under the Financing Documents as any other Refinancing Lender Party and may exercise the same as though it were not the Refinancing Lender Agent; and the term "Refinancing Lender Party" or "Refinancing Lender Parties" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Borrower Group Member, the Parent, any of its Subsidiaries and any Person that may do business with or own securities of any Borrower Group Member, the Parent, or any such Subsidiary, all as if Citibank were not the Refinancing Lender Agent and without any duty to account therefor to the Refinancing Lender Parties.

                   SECTION 7.04.     Refinancing Lender Party Credit Decision.  Each Refinancing Lender Party acknowledges that it has, independently and without reliance upon the Refinancing Lender Agent or any other Refinancing Lender Party and based on the financial statements referred to in Sections 3.01 and 5.04 of the Common Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Financing Documents to which it is a party. Each Refinancing Lender Party also acknowledges that it will, independently and without reliance upon the Refinancing Lender Agent or any other Refinancing Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Documents to which it is a party.

                   SECTION 7.05.     Indemnification.  (a)  Each Refinancing Lender Party severally agrees to indemnify the Refinancing Lender Agent (to the extent not promptly reimbursed by the Borrower) from and against such Refinancing Lender Party's ratable share (determined as provided below) of any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Refinancing Lender Agent in any way relating to or arising out of the Financing Documents or any action taken or omitted by the Refinancing Lender Agent under the Financing Documents (collectively, the "Indemnified Costs"); provided that no Refinancing Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting directly and primarily from the Refinancing Lender Agent's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Refinancing Lender Party agrees to reimburse the Refinancing Lender Agent promptly upon demand for its ratable share of any damages, losses, liabilities, costs and expenses (including fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Refinancing Lender Agent is not promptly reimbursed for such damages, losses, liabilities, costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05(a) applies whether any such investigation, litigation or proceeding is brought by any Refinancing Lender Party or any other Person.

                   (b)     Except as otherwise provided in Section 7.05(c), each Refinancing Lender Party severally agrees to indemnify the Refinancing Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Refinancing Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Refinancing Issuing Bank in any way relating to or arising out of the Financing Documents or any action taken or omitted by the Refinancing Issuing Bank under the Financing Documents (including the Issuance or transfer of, or payment or failure to pay under, any Letter of Credit); provided, however, that no Refinancing Lender Party shall be liable for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting directly and primarily from the Refinancing Issuing Bank's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Except as otherwise provided in Section 7.05(c), and without limitation of the foregoing, each Refinancing Lender Party agrees to reimburse the Refinancing Issuing Bank promptly upon demand for its ratable share of any damages, losses, liabilities, costs and expenses (including fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Refinancing Issuing Bank is not promptly reimbursed for such damages, losses, liabilities, costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05(b) applies whether any such investigation, litigation or proceeding is brought by any Refinancing Lender Party or any other Person.

                   (c)     For purposes of this Section 7.05, the Refinancing Lender Parties' respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Refinancing Lender Parties and (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time (or, prior to the date of the Initial Extension of Credit, their respective Refinancing Commitments); provided that the aggregate principal amount of Letter of Credit Advances owing to the Refinancing Issuing Bank shall be considered to be owed to the Refinancing Lenders ratably in accordance with their respective Letter of Credit Commitments. The failure of any Refinancing Lender Party to reimburse the Refinancing Lender Agent or the Refinancing Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Refinancing Lender Parties to the Refinancing Lender Agent or the Refinancing Issuing Bank, as the case may be, as provided herein shall not relieve any other Refinancing Lender Party of its obligation hereunder to reimburse the Refinancing Lender Agent or the Refinancing Issuing Bank, as the case may be, for its ratable share of such amount, but no Refinancing Lender Party shall be responsible for the failure of any other Refinancing Lender Party to reimburse the Refinancing Lender Agent or the Refinancing Issuing Bank, as the case may be, for such other Refinancing Lender Party's ratable share of such amount. Without prejudice to the survival of any other agreement of any Refinancing Lender Party hereunder, the agreement and obligations of each Refinancing Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Financing Documents.

                   SECTION 7.06.     Successor Refinancing Lender Agent.  The Refinancing Lender Agent may resign at any time by giving written notice thereof to the Refinancing Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Refinancing Lenders. Upon any such resignation or removal, the Required Refinancing Lenders shall have the right to appoint a successor Refinancing Lender Agent. If no successor Refinancing Lender Agent shall have been so appointed by the Required Refinancing Lenders, and shall have accepted such appointment, within 30 days after the retiring Refinancing Lender Agent's giving of notice of resignation or the Required Refinancing Lenders' removal of the retiring Refinancing Lender Agent, then the retiring Refinancing Lender Agent may, on behalf of the Refinancing Lender Parties, appoint a successor Refinancing Lender Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Refinancing Lender Agent hereunder by a successor Refinancing Lender Agent, such successor Refinancing Lender Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Refinancing Lender Agent, and the retiring Refinancing Lender Agent shall be discharged from its duties and obligations under the Financing Documents. After any retiring Refinancing Lender Agent's resignation or removal hereunder as Refinancing Lender Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Refinancing Lender Agent under the Financing Documents.

ARTICLE VIII MISCELLANEOUS

                   SECTION 8.01.     Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Refinancing Lenders and, in the case of an amendment only, the Borrower, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all of the Refinancing Lenders, do any of the following at any time: (a) waive any of the conditions specified in Section 3.02, (b)  change the percentage of (i) the Refinancing Commitments or Letter of Credit Commitments, (ii) the aggregate unpaid principal amount of the Advances or (iii) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Refinancing Lenders or any of them to take any action hereunder, (c) amend this Section 8.01, (d) increase the Refinancing Commitments or Letter of Credit Commitments of any Refinancing Lender or subject any Refinancing Lender to any additional obligation, (e) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder (including by way of amendment to, or waiving the operation of, the final proviso in the definition of "LIBOR" with respect to a minimum rate for LIBOR), (f) postpone any date scheduled for any payment of principal of, or interest on, the Notes (including pursuant to Section 2.07, 2.08 or 2.09) or any date fixed for payment of fees or other amounts payable hereunder, (g) limit the liability of the Borrower hereunder or under any of the Notes or (h) alter any provision of this Agreement requiring the pro rata sharing of payments among the Refinancing Lenders; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Refinancing Issuing Bank, as the case may be, in addition to the Refinancing Lenders required above to take such action, affect the rights or obligations of the Refinancing Issuing Bank under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Refinancing Lender Agent in addition to the Refinancing Lenders required above to take such action, affect the rights or duties of the Refinancing Lender Agent under this Agreement or the other Financing Documents. For the avoidance of doubt, provisions contained in another Financing Document which are incorporated by reference in this Agreement (including pursuant to Articles IV, V and VI) may be amended, modified and/or supplemented from time to time in accordance with the terms of such Financing Document, and this Section 8.01 shall not limit or otherwise restrict the ability of the parties to such other Financing Document to amend, modify and/or supplement such provisions in accordance with the terms of the applicable Financing Document.

                   SECTION 8.02.     Notices, Etc.  All notices and other communications provided for hereunder shall be either (a) in writing (including telecopier communication) and mailed, telecopied or otherwise delivered or (b) by electronic mail or other electronic means (if electronic mail addresses are designated as provided below), if to the Borrower, at its address at 10435 Downsville Pike, Hagerstown, MD 21740-1766, Attention: Treasurer, Facsimile Number: 301-790-3400 (with a copy to General Counsel, Allegheny Energy Supply Company, LLC, 10435 Downsville Pike, Hagerstown, MD 21740-1766 (Facsimile Number: 301-665-2736)); if to any Initial Refinancing Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I; if to any other Refinancing Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Refinancing Lender Party; and if to the Refinancing Lender Agent, at its address at Two Penns Way - Suite 200, New Castle, DE 19720; Attention: Kimberly Eidam-Melendez, Facsimile Number: (212) 994-0961, Telephone Number: (302) 894-6012, e-mail address: kimberly.a.eidammelendez@citigroup.com; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, telecopied or sent by electronic mail or otherwise, be effective when deposited in the mails, telecopied or sent by electronic mail with confirmed delivery notice, or otherwise delivered (or confirmed by a signed receipt), respectively, addressed as aforesaid, except that notices and communications to the Refinancing Lender Agent pursuant to Article II, III or VII shall not be effective until received by the Refinancing Lender Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

                   SECTION 8.03.     No Waiver; Remedies.  No failure on the part of any Refinancing Lender Party or the Refinancing Lender Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                   SECTION 8.04.     Costs and Expenses.  (a)  The Borrower agrees to pay on demand (i) all costs and expenses of the Refinancing Lender Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Financing Documents (including (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Refinancing Lender Agent with respect thereto, with respect to advising the Refinancing Lender Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Financing Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries or other Persons arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Refinancing Lender Agent and each Refinancing Lender Party in connection with the enforcement of the Financing Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding, or any restructuring or workout, in each case, affecting creditors' rights generally (including the reasonable fees and expenses of counsel for the Refinancing Lender Agent and each Refinancing Lender Party with respect thereto).

                   (b)     The Borrower agrees to indemnify, defend and save and hold harmless the Refinancing Lender Agent, each Refinancing Lender Party and each of their Affiliates and their respective officers, directors, employees, agents, attorneys and advisors (each, an "Indemnified Party") from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Transaction, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Relevant Documents or any of the transactions contemplated thereby, (ii) the Issuance or transfer of, or payment or failure to pay under, any Letter of Credit, or (iii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly and primarily from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. The Borrower also agrees not to assert any claim against the Refinancing Lender Agent, any Refinancing Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents, attorneys and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Transaction, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Relevant Documents or any of the transactions contemplated by the Relevant Documents.

                   (c)     If any payment of principal of, or Conversion or Unfunded Exchange of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Refinancing Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion or Unfunded Conversion pursuant to Section 2.03, 2.12 or 2.13, acceleration of the maturity of the Notes or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.06 or 2.08 or otherwise, the Borrower shall, upon demand by such Refinancing Lender Party (with a copy of such demand to the Refinancing Lender Agent), pay to the Refinancing Lender Agent for the account of such Refinancing Lender Party any amounts required to compensate such Refinancing Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, Unfunded Exchange or Conversion or such failure to pay or prepay, as the case may be, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Refinancing Lender Party to fund or maintain such Advance.

                   (d)     If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Financing Document, including fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Refinancing Lender Agent or any Refinancing Lender Party, in its sole discretion.

                   (e)     Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Financing Document, the agreements and obligations of the Borrower contained in Sections 2.13 and 2.14 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Financing Documents.

                   SECTION 8.05.     Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the issuance of an Acceleration Notice, the Refinancing Lender Agent and each Refinancing Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final), other than the Pledged Accounts and the Controlled Accounts, at any time held and other indebtedness at any time owing by the Refinancing Lender Agent, such Refinancing Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Financing Documents, irrespective of whether the Refinancing Lender Agent or such Refinancing Lender Party shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. The Refinancing Lender Agent and each Refinancing Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Refinancing Lender Agent and each Refinancing Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that the Refinancing Lender Agent, such Refinancing Lender Party and their respective Affiliates may have.

                   SECTION 8.06.     Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Refinancing Lender Agent and the Refinancing Lender Agent shall have been notified by each Initial Refinancing Lender Party that such Initial Refinancing Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Refinancing Lender Agent each Refinancing Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Refinancing Lender Parties.

                   SECTION 8.07.     Assignments and Participations.  (a)  Each Refinancing Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Refinancing Commitment or Letter of Credit Commitment, the Advances owing to it and the Note or Notes held by it); provided that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of all of the Refinancing Commitment, the Letter of Credit Commitment and Advances, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Refinancing Lender, an Affiliate of any Refinancing Lender or an Approved Fund of any Refinancing Lender or an assignment of all of a Refinancing Lender's rights and obligations under this Agreement, the aggregate amount of the Refinancing Commitment, Letter of Credit Commitment and Advances being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Refinancing Lender Agent), (iii) each such assignment shall be to an Eligible Assignee, (iv) no such assignments shall be permitted without the consent of the Refinancing Lender Agent (except in the case of assignments to an Affiliate) and the Refinancing Issuing Bank, each such consent not to be unreasonably withheld, (v) the parties to each such assignment shall execute and deliver to the Refinancing Lender Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,000 and (vi) each such assignment shall be made on a pro rata basis with respect to each of (A) such Refinancing Lender's Secured Loan Advances, Unsecured Loan Advances and Letter of Credit Advances and (B) such Refinancing Lender's Secured Refinancing Commitment, Unsecured Refinancing Commitment and Letter of Credit Commitment. Notwithstanding anything herein to the contrary, the provisions of this clause (a) shall not apply to assignments by the Refinancing Issuing Bank to the Refinancing Lenders of their respective Pro Rata Shares of any Letter of Credit Advance made by the Refinancing Issuing Bank or to any assignments relating to sharing of payments or amounts pursuant to Section 2.16(f) or the Security Agreement.

                   (b)     The Refinancing Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Refinancing Lender Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,000.

                   (c)     Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Refinancing Lender or Refinancing Issuing Bank, as the case may be, hereunder and (ii) the Refinancing Lender or Refinancing Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.13, 2.14 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Refinancing Lender's or Refinancing Issuing Bank's rights and obligations under this Agreement, such Refinancing Lender or Refinancing Issuing Bank shall cease to be a party hereto).

                   (d)     By executing and delivering an Assignment and Acceptance, each Refinancing Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Refinancing Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Financing Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Financing Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Refinancing Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Financing Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Documents, together with copies of the financial statements referred to in Sections 3.01 and 5.04 of the Common Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Refinancing Lender Agent, such assigning Refinancing Lender Party or any other Refinancing Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Documents; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Refinancing Lender Agent, the Collateral Agent and the Intercreditor Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Financing Documents as are delegated to the Refinancing Lender Agent, the Collateral Agent and the Intercreditor Agent, respectively, by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement and the other Financing Documents are required to be performed by it as a Refinancing Lender or Refinancing Issuing Bank, as the case may be.

                   (e)     The Refinancing Lender Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Refinancing Lender Parties and the Refinancing Commitments and Letter of Credit Commitments of, and principal amount of the Advances owing to, each Refinancing Lender Party from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Refinancing Lender Agent and the Refinancing Lender Parties shall treat each Person whose name is recorded in the Register as a Refinancing Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the Refinancing Lender Agent or any Refinancing Lender Party at any reasonable time and from time to time upon reasonable prior notice.

                   (f)     Upon its receipt of an Assignment and Acceptance executed by an assigning Refinancing Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Refinancing Lender Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Issuing Bank and each of the Intercreditor Agent and the Collateral Agent. In the case of any assignment by a Refinancing Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Refinancing Lender Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the aggregate Commitments assumed by it pursuant to such Assignment and Acceptance and, if any assigning Refinancing Lender has retained a Commitment hereunder, a new Note to the order of such assigning Refinancing Lender in an amount equal to the aggregate Commitments retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A.

                   (g)     Each Refinancing Lender Party may sell participations to one or more Persons (other than any Loan Party or any Affiliate of any Loan Party) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Refinancing Commitment and Letter of Credit Commitment, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Refinancing Lender Party's obligations under this Agreement (including its Refinancing Commitment and Letter of Credit Commitment) shall remain unchanged, (ii) such Refinancing Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Refinancing Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Refinancing Lender Agent and the other Refinancing Lender Parties shall continue to deal solely and directly with such Refinancing Lender Party in connection with such Refinancing Lender Party's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Financing Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release any material portion of the Collateral.

                   (h)     Notwithstanding anything in this Agreement to the contrary (including any other provision regarding assignments, participations, transfers or novations), any Refinancing Lender (a "Granting Lender") may, without the consent of any other party hereto, grant to a special purpose vehicle (whether a corporation, partnership, limited liability company, trust or otherwise, an "SPV") sponsored or managed by the Granting Lender or any Affiliate thereof, a participation in all or any part of any Advance (including the Refinancing Commitment and Letter of Credit Commitment therefor) that such Granting Lender has made or will make pursuant to this Agreement; provided that (i) such Granting Lender's obligations under this Agreement (including its Refinancing Commitment and Letter of Credit Commitment) shall remain unchanged; (ii) such Granting Lender shall remain the holder of its Notes for all purposes under this Agreement; and (iii) the Borrower, the Refinancing Lender Agent and the other Refinancing Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender's rights and obligations under the Financing Documents. Each party hereto hereby agrees that (A) no SPV will be entitled to any rights or benefits that a Refinancing Lender would not otherwise be entitled to under this Agreement or any other Financing Document; and (B) an SPV may assign its interest in any Advance under this Agreement to any Person that would constitute a Refinancing Lender subject to the satisfaction of all requirements for an assignment by any Refinancing Lender set forth in this Section 8.07. Notwithstanding anything in this Agreement to the contrary, the Granting Lender and any SPV may, without the consent of any other party to this Agreement, and without limiting any other rights of disclosure of the Granting Lender under this Agreement, disclose on a confidential basis any non-public information relating to its funding of Advances to (1) (in the case of the Granting Lender) any actual or prospective SPV, (2) (in the case of an SPV) its lenders, sureties, reinsurers, guarantors or credit liquidity enhancers, (3) their respective directors, officers, and advisors, and (4) any rating agency.

                   (i)     Any Refinancing Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Refinancing Lender Party by or on behalf of the Borrower.

                   (j)     Notwithstanding any other provision set forth in this Agreement, any Refinancing Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

                   SECTION 8.08.     Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

                   SECTION 8.09.     No Liability of the Refinancing Issuing Bank.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Refinancing Issuing Bank, any of its Affiliates, nor any of their respective officers, directors, agents, employees, attorneys and advisors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Refinancing Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the Refinancing Issuing Bank, and the Refinancing Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were directly and primarily caused by (i) the Refinancing Issuing Bank's willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Refinancing Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Refinancing Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

                   SECTION 8.10.     Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Financing Documents in the courts of any jurisdiction.

                   (b)     Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.11. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

                   SECTION 8.12.     Waiver of Jury Trial.  Each of the Borrower, the Refinancing Lender Agent and the Refinancing Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Financing Documents, the Advances, the Letters of Credit or the actions of the Refinancing Lender Agent or any Refinancing Lender Party in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
ALLEGHENY ENERGY SUPPLY COMPANY, LLC, as Borrower By /s/ REGIS F. BINDER Name: Regis F. Binder Title: Treasurer

CITIBANK, N.A., as Refinancing Lender Agent By /s/ ROBERT J. HARRITY, JR. Name: Robert J. Harrity, Jr. Title: Managing Director

THE BANK OF NOVA SCOTIA, as Initial Refinancing Lender By /s/ JULIET K. M. ECK Name: Juliet K. M. Eck Title: Director

CITICORP USA, INC., as Initial Refinancing Lender By /s/ ROBERT J. HARRITY, JR. Name: Robert J. Harrity, Jr. Title: Managing Director

BANK OF AMERICA, N.A. as Initial Refinancing Lender By /s/ JOHN F. REGISTER Name: John F. Register Title: Principal

BANK ONE, NA, as Initial Refinancing Lender By /s/ HAL E. FUDGE Name: Hal E. Fudge Title: First Vice President

JPMORGAN CHASE BANK, as Initial Refinancing Lender By /s/ WILLIAM A. AUSTIN Name: William A. Austin Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as Initial Refinancing Lender By /s/ JILL W. AKRE Name: Jill W. Akre Title: Director

UNION BANK OF CALIFORNIA, as Initial Refinancing Lender By /s/ DAVID MUSICANT Name: David Musicant Title: Senior Vice President

CREDIT LYONNAIS, NEW YORK BRANCH as Initial Refinancing Lender By /s/ OLIVIER AUDERNARD Name: Olivier Audernard Title: Senior Vice President

                                                                BAYERISCHE HYPO- UND
                                                                     VEREINSBANK AG, NEW YORK
                                                                     BRANCH OR GRAND CAYMAN
                                                                     BRANCH,
                                                                     as Initial Refinancing Lender

                                                                By  /s/ WILLIAM W. HUNTER
                                                                      Name:  William W. Hunter
                                                                      Title:  Director

                                                                By  /s/ SHANNON BATCHMAN
                                                                      Name:  /s/ Shannon Batchman
                                                                      Title:  Director

CIBC INC., as Initial Refinancing Lender By /s/ CHARLES D. MULKEEN Name: Charles D. Mulkeen Title: Executive Director

NATIONAL CITY BANK OF PENNSYLVANIA, as Initial Refinancing Lender By /s/ SUSAN J. DIMMICK Name: Susan J. Dimmick Title: Vice President

                                                                CREDIT SUISSE FIRST BOSTON,
                                                                     ACTING THROUGH ITS CAYMAN
                                                                     ISLANDS BRANCH,
                                                                     as Initial Refinancing Lender

                                                                By  /s/ S. WILLIAM FOX
                                                                       Name:  S. William Fox
                                                                       Title:  Director

                                                                By  /s/ PETER A. RYAN
                                                                      Name:  Peter A. Ryan
                                                                      Title:  Vice President

ABN AMRO BANK N.V., as Initial Refinancing Lender By /s/ NEIL J. BIVONA Name: Neil J. Bovona Title: Group Vice President By /s/ PARKER H. DOUGLAS Name: Parker H. Douglas Title: Group Vice President

FIRST COMMONWEALTH BANK, as Initial Refinancing Lender By /s/ PAUL J. ORIS Name: Paul J. Oris Title: Vice President

BANK ONE, NA, as Initial Refinancing Issuing Bank By ______________________________ Name: Title:

EXECUTION VERSION

$987,657,215.77

CREDIT AGREEMENT

Dated as of February 21, 2003

Among

ALLEGHENY ENERGY SUPPLY COMPANY, LLC

as Borrower

and

THE BANKS NAMED HEREIN

as Initial Refinancing Lenders and Initial Refinancing Issuing Bank

and

CITIBANK, N.A.

as Refinancing Lender Agent

SALOMON SMITH BARNEY INC.	J.P. MORGAN SECURITIES INC.	SCOTIA CAPITAL (USA) INC.
as Joint Lead Arrangers

SCHEDULES
Schedule I                            -   Commitments and Applicable Lending Offices

Schedule II                           -   Existing Lender Debt and Existing Letters of Credit

EXHIBITS
Exhibit A                             -   Form of Note

Exhibit B                             -   Form of Notice of Refinancing

Exhibit C                             -   Form of Assignment and Acceptance
Exhibit D                             -   Form of Notice of Exchange